SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                  Rule 13d-102

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 6)*

                                    Castelle
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  147905-10-3
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   12/31/2003
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                               |_| Rule 13d-1 (b)
                               |_| Rule 13d-1 (c)
                               |X| Rule 13d-1 (d)

----------
      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 9 Pages

CUSIP No. 147905-10-3
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Hambrecht & Quist California

--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|X|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    California
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        0

    (6) Shared voting power:
        514,426

    (7) Sole dispositive power:
        0

    (8) Shared dispositive power:
        514,426

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

    514,426 (1)
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     15.4%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     CO
--------------------------------------------------------------------------------

----------
(1) The shares reported on this schedule are held as follows: 325,760 by H&Q London Ventures, 57,168 by H&Q Ventures IV, 40,960 by Hambrecht & Quist Venture Partners and 90,538 by Hambrecht & Quist California. Because voting and investment decisions concerning these shares may be made by or in conjunction with certain of the other reporting persons, certain of the reporting persons may be deemed to be a member of a group that shares voting and dispositive power over all of the above securities.

Page 2 of 9 Pages

CUSIP No. 147905-10-3
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    H&Q London Ventures

--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|X|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    England
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        0

    (6) Shared voting power:
        514,426

    (7) Sole dispositive power:
        0

    (8) Shared dispositive power:
        514,426

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

    514,426 (1)
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     15.4%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     PN
--------------------------------------------------------------------------------

----------
(1) The shares reported on this schedule are held as follows: 325,760 by H&Q London Ventures, 57,168 by H&Q Ventures IV, 40,960 by Hambrecht & Quist Venture Partners and 90,538 by Hambrecht & Quist California. Because voting and investment decisions concerning these shares may be made by or in conjunction with certain of the other reporting persons, certain of the reporting persons may be deemed to be a member of a group that shares voting and dispositive power over all of the above securities.

Page 3 of 9 Pages

CUSIP No. 147905-10-3
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    H&Q Ventures IV

--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|X|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    California
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        0

    (6) Shared voting power:
        514,426

    (7) Sole dispositive power:
        0

    (8) Shared dispositive power:
        514,426

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

    514,426 (1)
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     15.4%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     PN
--------------------------------------------------------------------------------

----------
(1) The shares reported on this schedule are held as follows: 325,760 by H&Q London Ventures, 57,168 by H&Q Ventures IV, 40,960 by Hambrecht & Quist Venture Partners and 90,538 by Hambrecht & Quist California. Because voting and investment decisions concerning these shares may be made by or in conjunction with certain of the other reporting persons, certain of the reporting persons may be deemed to be a member of a group that shares voting and dispositive power over all of the above securities.

Page 4 of 9 Pages

CUSIP No. 147905-10-3
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Hamquist

--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|X|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    California
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        0

    (6) Shared voting power:
        0

    (7) Sole dispositive power:
        0

    (8) Shared dispositive power:
        0

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

    0
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     0%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     PN
--------------------------------------------------------------------------------

Page 5 of 9 Pages

CUSIP No. 147905-10-3
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Hambrecht & Quist Venture Partners

--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|X|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    California
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        0

    (6) Shared voting power:
        514,426

    (7) Sole dispositive power:
        0

    (8) Shared dispositive power:
        514,426

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

    514,426 (1)
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     15.4%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     PN
--------------------------------------------------------------------------------

----------
(1) The shares reported on this schedule are held as follows: 325,760 by H&Q London Ventures, 57,168 by H&Q Ventures IV, 40,960 by Hambrecht & Quist Venture Partners and 90,538 by Hambrecht & Quist California. Because voting and investment decisions concerning these shares may be made by or in conjunction with certain of the other reporting persons, certain of the reporting persons may be deemed to be a member of a group that shares voting and dispositive power over all of the above securities.

Page 6 of 9 Pages

CUSIP No. 147905-10-3
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    H&Q Venture Partners LLC

--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|X|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    California
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        0

    (6) Shared voting power:
        514,426

    (7) Sole dispositive power:
        0

    (8) Shared dispositive power:
        514,426

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

    514,426 (1)
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     15.4%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     OO
--------------------------------------------------------------------------------

----------
(1) The shares reported on this schedule are held as follows: 325,760 by H&Q London Ventures, 57,168 by H&Q Ventures IV, 40,960 by Hambrecht & Quist Venture Partners and 90,538 by Hambrecht & Quist California. Because voting and investment decisions concerning these shares may be made by or in conjunction with certain of the other reporting persons, certain of the reporting persons may be deemed to be a member of a group that shares voting and dispositive power over all of the above securities.

Page 7 of 9 Pages

Item 1(a). Name of Issuer:

           Castelle

Item 1(b). Address of Issuer's Principal Executive Offices:

           855 Jarvis Boulevard, Suite 100, Morgan Hill, CA 95037

Item 2(a). Name of Person Filing:

           Hambrecht & Quist California

Item 2(b). Address or Principal Business Office or, If None, Residence:

           The address of all reporting persons is One Bush Street, San Francisco, CA 94104

Item 2(c). Citizenship:

           California

Item 2(d). Title of Class of Securities:

           Common Stock

Item 2(e). CUSIP No.:

           147905-10-3

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), Check Whether the Person Filing is a:

        (a) |_| Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

        (b) |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

        (c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

        (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

        (e) |_| An investment adviser in accordance with ss. 240.13d-1(b)(1)(ii)(E);

        (f) |_| An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

        (g) |_| A parent holding company or control person in accordance with ss.240.13d- 1(b)(1)(ii)(G);

        (h) |_| A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

        (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

        (j) |_| Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

        If this statement is filed pursuant to Rule 13d-1(c), check this box. |_|

Item 4. Ownership

    (a) Amount beneficially owned:
        514,426

    (b) Percent of class:
        15.4%

    (c) Number of shares as to which such person has:
        (i)   Sole power to direct the vote
              0

        (ii)  Shared power to direct the vote
              514,426

        (iii) Sole power to dispose or direct the disposition of
              0

        (iv)  Shared power to dispose or direct the disposition of
              514,426

Item 5. Ownership of 5 Percent or Less of a Class.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following |_|

Item 6. Ownership of More than 5 Percent on Behalf of Another Person.

        Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

        Not applicable.

Item 8. Identification and Classification of Members of the Group.

        Not applicable.

Item 9. Notice of Dissolution of Group.

        Not applicable.

Item 10. Certifications

         N/A

Page 8 of 9 Pages

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      HAMBRECHT & QUIST CALIFORNIA

Date: 01/30/2004                      /s/ Steven N. Machtinger
                                      Name:  Steven N. Machtinger
                                      Title: General Counsel


                                      H&Q LONDON VENTURES

Date: 01/30/2004                      /s/ Jackie A. Berterretche
                                      Name:  Jackie A. Berterretche
                                      Title: Attorney-in-Fact


                                      H&Q VENTURES IV

Date: 01/30/2004                      /s/ Jackie A. Berterretche
                                      Name:  Jackie A. Berterretche
                                      Title: Attorney-in-Fact


                                      HAMQUIST

Date: 01/30/2004                      /s/ Jackie A. Berterretche
                                      Name:  Jackie A. Berterretche
                                      Title: Attorney-in-Fact


                                      HAMBRECHT & QUIST VENTURE PARTNERS

Date: 01/30/2004                      /s/ Jackie A. Berterretche
                                      Name:  Jackie A. Berterretche
                                      Title: Attorney-in-Fact


                                      H&Q VENTURE PARTNERS LLC

Date: 01/30/2004                      /s/ William D. Easterbrook
                                      Name:  William D. Easterbrook
                                      Title: Member-Manager


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, Provided, however, That a power of attorney for this purpose which is already on file with the Commission may be incor porated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

ATTENTION: Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001). (Secs. 3(b), 13(d)(1), 13(d)(2),
13(d)(5),  13(d)(6), 13(g)(1), 13(g)(2), 13(g)(5), 23, 48 Stat. 882, 894, 901;
sec. 203(a),  49 Stat. 704; sec. 8, 49 Stat. 1379; sec. 10, 78 Stat. 88a; sec.
2, 82 Stat. 454;  secs. 1, 2, 84 Stat. 1497; secs. 3, 10, 18, 89 Stat. 97, 119,
155; secs. 202, 203,  91 Stat. 1494, 1498, 1499; (15 U.S.C. 78c(b), 78m(d)(1),
78m(d)(2), 78m(d)(5),  78m(d)(6), 78m(g)(1), 78m(g)(2), 78m(g)(5), 78w)) [43 FR
18499, Apr. 28, 1978,  as amended at 43 FR 55756, Nov. 29, 1978; 44 FR 2148,
Jan. 9, 1979; 44 FR 11751,  Mar. 2, 1979; 61 FR 49959, Sept. 24, 1996; 62 FR
35340, July 1, 1997; 63 FR 2867,  Jan. 16, 1998; 63 FR 15287, Mar. 31, 1998]

Page 9 of 9 Pages